Exhibit 5.9

CONSENT OF EXPERT

I, Rogerio Moreno, MAusIMM, Principal Geologist of MCB Servicos e Mineracao Ltda., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from the mineral resource estimates for the Fazenda Brasileiro Project, the Jacobina Project and the Ernesto/Pau-a-Pique Project, and to the mineral reserve estimates for the Fazenda Brasileiro Project as at December 31, 2010 (collectively, the “Incorporated Information”).

I do also hereby consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

MCB SERVICOS E MINERACAO LTDA.

By:	/s/ Rogerio Moreno
Name:	Rogerio Moreno
Title:	Principal Geologist — Pgeo.

Date:   April 25, 2011